As filed with the Securities and Exchange Commission on July 24, 2007
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BLUEPHOENIX SOLUTIONS LTD.
(Exact Name of Registrant as Specified in Its Charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	Identification no.)

8 Maskit Street
Herzliya 46120, Israel
972-9-952-6100
(Address of Principal Executive Offices) (Zip Code)

BLUEPHOENIX SOLUTIONS LTD. 2007 AWARD PLAN
FORM OF INDIVIDUAL AWARD AGREEMENT
(Full Title of the Plan)

Varda Sagiv
BluePhoenix Solutions USA Inc.
8000 Regency Parkway
Cary, North Carolina 27511
(919) 380-5100
(Name and Address of Agent for Service)

Copies to:
Ernest Wechsler , Esq.	Yael Peretz, Adv.	Yael Bar-Shai, Adv.
Kramer Levin Naftalis & Frankel LLP	General Counsel	Herzog, Fox & Neeman
1177 Avenue of the Americas	BluePhoenix Solutions Ltd.	Asia House
New York, New York 10036	8 Maskit Street	4 Weizman Street
(212)-715-9100	Herzliya 46120, Israel	Tel Aviv 64239, Israel
	972-9-952-6100	972-3-692-2020

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Ordinary Shares, NIS 0.01 par value per share	131,000 shares	(3)	$13.57	$1,777,670	$54.57

Ordinary Shares, NIS 0.01 par value per share	8,000 shares	(4)	$13.57	$108,560	$3.33

(1)	Pursuant to Rule 416(a), an additional indeterminable number of shares are also being registered to cover any adjustments required by stock splits, stock dividends or similar transactions under the BluePhoenix Solutions Ltd. 2007 Award Plan and the Form of Individual Award Agreement.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant’s Ordinary Shares on July 20, 2007, which is within five business days of this offering.
(3)	Representing the maximum number of shares that may be awarded under the BluePhoenix Solutions Ltd. 2007 Award Plan.
(4)	Representing the 8,000 shares awarded under the Form of Individual Award Agreement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

BluePhoenix Solutions Ltd. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed with the Commission on March 30, 2007.

(b)	The Registrant’s Annual Report on Form 20-F/A for the fiscal year ended December 31, 2006, filed with the Commission on March 30, 2007.

(c)	The Registrant’s reports on Form 6-K, filed with the Commission on April 16, 2007, April 18, 2007, May 2, 2007, May 9, 2007, May 9, 2007, May 9, 2007, May 16, 2007, May 21, 2007, May 29, 2007, June 11, 2007, June 18, 2007, June 26, 2007, June 28, 2007, July 5, 2007, July 5, 2007, July 9, 2007 and July 16, 2007; and

(d)	The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement No. 00029082 on Form 8-A filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 21, 1997.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under the Israeli Companies Law, an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care, provided, however, that such a breach is not related to a distribution of a dividend or any other distribution by the company.

Our articles of association provide that, subject to the provisions of the Companies Law, we may indemnify our office holders in respect of an obligation or expense specified below imposed on an office holder in respect of an act performed in his or her capacity as an office holder, as follows:

(i)     a financial obligation imposed on him or her in favor of another person by a court judgment, including a compromise judgment or an arbitrator’s award approved by court;

(ii)     reasonable litigation expenses, including attorney’s fees, incurred by the office holder as a result of an investigation or proceeding instituted against the office holder by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder; and either (a) concluded without the imposition of any financial liability in lieu of a criminal proceeding; or (b) a financial liability was imposed on him in lieu of a criminal proceeding for an offense that does not require proof of criminal intent; and

(iii)     reasonable litigation expenses, including attorney’s fees, expended by the office holder or charged to the office holder by a court, in a proceeding instituted against the office holder by the company or on its behalf or by another person, or in a criminal charge from which the office holder was acquitted, or in a criminal proceeding in which the office holder was convicted of an offense that does not require proof of criminal intent.

We may undertake to indemnify an office holder as aforesaid, (a) retroactively ; and (b) prospectively, provided that in respect of (i) above, the undertaking is limited to categories of events that in the opinion of our board of directors are foreseeable in light of the company’s operations at the time that the undertaking to indemnify is given, and for an amount or criteria that our board has determined as reasonable under the circumstances, and further provided that that such events and amount or criteria are indicated in the indemnification undertaking.

We have entered into an undertaking to indemnify our office holders in specified limited categories of events and in specified amounts, subject to the limitations set by the Companies Law and our articles of association, as described above.

The Companies Law provides that a company may not indemnify an office holder, enter into an insurance contract that would provide coverage for any monetary liability, or exempt an office holder from liability, with respect to any of the following:

—	a breach by the office holder of his duty of loyalty, except that the company may indemnify or provide insurance coverage to the office holder if the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	a breach by the office holder of his duty of care if the breach was done intentionally or recklessly, except for a breach that was made in negligence;

—	any act or omission done with the intent to derive an illegal personal benefit; or

—	any fine levied against the office holder.

In addition, under the Companies Law, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, in specified circumstances, by our shareholders. We have procured directors’ and officers’ liability insurance and obtained all necessary approvals.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

4.1	English translation of the Memorandum of Association as amended on July 23, 2003 (Incorporated by reference to the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on December 24, 1996)

4.2	Articles of Association as amended on December 27, 2005 (Incorporated by reference to the Registrant annual report on Form 20-F filed with the Securities and Exchange Commission on March 27, 2006)

5	Opinion of Herzog, Fox & Neeman

23.1	Consent of Ziv Haft, Certified Public Accountants (Isr.)

23.2	Consent of Herzog, Fox & Neeman (contained in their opinion constituting Exhibit 5)

24	Power of Attorney (included in signature page)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herzlia, State of Israel on the 24th day of July, 2007.

BLUEPHOENIX SOLUTIONS LTD. By: /s/ Varda Sagiv —————————————— Varda Sagiv Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arie Kilman and Varda Sagiv, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

Principal Executive Officer:

/s/ Arie Kilman	Chief Executive Officer and Director	July 24, 2007
Arie Kilman

Principal Financial Officer and Principal
Accounting Officer:

/s/ Varda Sagiv	Chief Financial Officer	July 24, 2007
Varda Sagiv

Directors:

/s/ Aaron Crystal	Director	July 24, 2007
Aaron Crystal

/s/ Shai Beilis	Director	July 24, 2007
Shai Beilis

/s/ Amira Berkovitz-Amir	Director	July 24, 2007
Amira Berkovitz-Amir

/s/ Michael Chill	Director	July 24, 2007
Michael Chill

/s/ Gur Shomron	Director	July 24, 2007
Gur Shomron

Authorized Representative in the United States:
BLUEPHOENIX SOLUTIONS USA Inc.

/s/ Varda Sagiv		July 24, 2007
By: Varda Sagiv
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	English translation of the Memorandum of Association as amended on July 23, 2003 (Incorporated by reference to the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on December 24, 1996)

4.2	Articles of Association as amended on December 27, 2005 (Incorporated by reference to the Registrant annual report on Form 20-F filed with the Securities and Exchange Commission on March 27, 2006)

5	Opinion of Herzog, Fox & Neeman

23.1	Consent of Ziv Haft, Certified Public Accountants (Isr.) BDO member firm

23.2	Consent of Herzog, Fox & Neeman. (contained in their opinion constituting Exhibit 5)

24	Power of Attorney (included in signature page)